Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
IPC Holdings, Ltd.
We consent to the use of our reports dated February 24, 2006, with respect to the consolidated balance sheets of IPC Holdings, Ltd. as of December 31, 2005 and 2004 and the related consolidated statements of (loss) income, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG
Chartered Accountants
Hamilton, Bermuda
April 25, 2006